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Exhibit 10.18

Salary Amendments to Employment
Arrangements with Named Executive Officers

Named Executive Officer	2005 Annual Base Salary Rate Effective February 7, 2005
Dr. Joshua Boger	$547,319
Dr. Vicki Sato	$459,747
Dr. N. Anthony Coles	$383,352
Dr. Peter Mueller	$406,952
Mr. Ian Smith	$360,003

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Salary Amendments to Employment Arrangements with Named Executive Officers